                                                                   EXHIBIT 99.1

                                           FOR FURTHER INFORMATION:
                                           USX               Ashland Inc.
                                           William E. Keslar   Dan Lacy
                                           (412) 433-6870  (606) 329-3148

FOR IMMEDIATE RELEASE
---------------------

MARATHON AND ASHLAND CLOSE JOINT VENTURE TRANSACTION

     FINDLAY, Ohio, Jan. 2, 1998 -- USX Corporation's Marathon Oil Company and Ashland Inc. today jointly announced that they have closed the transaction that officially creates the refining and marketing company, Marathon Ashland Petroleum LLC. The close of the transaction was effective Jan. 1, 1998.

     Marathon has a 62 percent interest in the new company and Ashland holds a 38 percent interest.

     USX, Marathon and Ashland officials signed definitive agreements to create the venture Dec. 12. Plans to pursue the combination were first announced May 15 when a letter of intent to seek a combination of the major elements of the two firms' downstream operations was signed.

     Marathon Ashland Petroleum will operate seven refineries with a combined capacity of 935,000 barrels per day, or six percent of the total U.S. refining capacity. The refineries are located at Garyville, La., (255,000 b/d); Catlettsburg, Ky., (220,000 b/d), Robinson, Ill., (180,000 b/d); St. Paul Park, Minn., (70,000 b/d); Texas City, Texas (70,000 b/d); Detroit, Mich., (70,000 b/d); and Canton, Ohio (70,000 b/d). The new company will have 84 light products and asphalt terminals in the Midwest and Southeast United States, 5,400 retail marketing outlets in 20 states, and significant pipeline holdings.

     Marathon Oil Company is a part of the USX-Marathon Group (NYSE:MRO). Ashland Inc. (NYSE:ASH) is a large energy and chemical company engaged in petroleum refining and marketing; coal and highway construction.

                                     -o0o-
1998-1-2

For more information on Marathon see www.marathon.com or www.usx.com For more information on Ashland see www.ashland.com